UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2008

Material Sciences Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	01-8803	95-2673173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 East Pratt Boulevard Elk Grove Village, Illinois	60007
(Address of Principal Executive Offices)	(Zip Code)

(847) 439-2210

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 1, 2008, Material Sciences Corporation (the “Company”), closed the previously announced sale of its coil coating manufacturing facility in Morrisville, Pennsylvania, and select equipment.

The Company sold the coil coating factory building and real estate in Morrisville, Pennsylvania, to K. MATKEM of Morrisville, LP, a Pennsylvania limited partnership for a purchase price of approximately $4.6 million. The price includes a $1 million deposit previously paid to Material Sciences that was recorded in accrued expenses in the Company’s balance sheet for the period ending August 31, 2008. Brightsmith, LLC, a Delaware limited liability company purchased related factory equipment for $4.5 million. Brightsmith may also buy selected inventory and supplies estimated to be worth approximately $1.0 million.

Additional details regarding the transactions are provided in the related Form 8-K previously filed by the Company on October 31, 2008.

Item 8.01 Other Events.

On December 2, 2008, the Company issued a press release announcing the completion of the previously announced sale of the Company’s coil coating manufacturing facility in Morrisville, Pennsylvania, and select equipment.

A copy of the press release is attached hereto as Exhibit 99.1, and the information contained therein is incorporated herein by reference. The information contained in Item 8.01 to this Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and the information shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibit.

(b) Pro Forma Financial Information

The following pro-forma information is being provided to give effect to the sale of the Morrisville Coil Coating Facility and related assets on December 1, 2008, as if the sale of the related assets had occurred on August 31, 2008 for purposes of the pro-forma consolidated balance sheet as of August 31, 2008. Had the assets been sold on August 31, 2008, the consolidated cash balance would have increased from 12.5 million to $17.5 million as a result of the proceeds received from the sale of these assets. Notes receivable would have increased from zero to 4.1 million as a result of the note received from the buyer as a result of the sale. Net property, plant and equipment would have been reduced by $3.9 million as a result of the sale of the related assets to the buyer. As a result of these factors, the net impact on total assets would have been an increase of 5.2 million. In addition we will incur liabilities related to severance, legal and other expenses of between $1.5 to $2.5 million related this sale.

The following pro-forma information is being provided to give effect to the sale of the Morrisville Coil Coating Facility and related assets on December 1, 2008, as if the sale of the related assets had occurred on March 1, 2008 for purposes of the pro-forma interim consolidated income statement for the six months ended August 31, 2008 and on March 1, 2007 for purposes of the pro-forma consolidated income statement for the year ended February 29, 2008. Consolidated revenues would have been reduced from $114.0 million to $105.0 million for the six month period ended August 31, 2008 and from $235.0 million to $217.0 million for the year ended February 29, 2008. Cost of sales would have been reduced from $101.1 million to $92.0 million for the six month period ended August 31, 2008 and from $210.7 million to $191.0 million for the year ended February 29, 2008. The Company would have recorded a pre-tax gain of approximately $3.2 million in each of these periods as a result of the sale of these assets net of liabilities. Net loss, including the effect on sales, cost of sales and the gain on the sale of the assets, would have decreased from $2.8 million to $1.0 million for the six months ended August 31, 2008 and from $6.5 million to $3.5 million for the year ended February 29, 2008, as a result of reflecting the transaction at each of the dates noted above. Net loss per diluted share would have been reduced from $0.21 million to $0.08 million for the interim period ended August 31, 2008 and from $0.45 million to $0.25 million for the year ended February 29, 2008.

The above reflects the pro-forma historical impact on the Company’s historical consolidated financial statements of the sale of the Morrisville Coil Coating Facility and related assets had the transaction occurred on each of the dates noted above. The sale of these assets was done for strategic reasons to manage capacity. These pro-forma results are not necessarily indicative of the expected future results of the Company without the Morrisville facility. The Company operates other coil coating facilities and currently cannot determine how much of this revenue will be replaced in the future.

(d)	Exhibit

Exhibit Number	Description of Exhibit
99.1	Press release of the Company dated December 2, 2008, announcing the completion of the previously announced sale of the Company’s coil coating manufacturing facility in Morrisville, Pennsylvania, and select equipment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION
(Registrant)

Date: December 5, 2008	By:	/s/ James M. Froisland
	Name:	James M. Froisland
	Title:	Senior Vice President, Chief Financial Officer, Chief Information Officer and Corporate Secretary.

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